Exhibit 99.1

Press Release
July 19, 2010	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Second Quarter 2010 Results

FORT WAYNE, INDIANA, July 19, 2010 — Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced net income of $49 million for the second quarter of 2010, or $0.22 per diluted share, compared to a net loss of $16 million, or $0.08 per diluted share, for the second quarter of 2009, and net income of $65 million, or $0.29 per diluted share, in the first quarter of 2010.

Second quarter net sales of $1.6 billion were more than double net sales of $792 million for the second quarter of 2009 and were 5 percent higher than first quarter 2010. Second quarter steel shipments of 1.3 million tons were 43 percent higher than the second quarter of 2009, but were 10 percent lower than the first quarter of 2010. In metals recycling, OmniSource’s ferrous metals shipments in the second quarter were 1.4 million gross tons, up 10 percent from the first quarter, and non-ferrous shipments were 237 million pounds, down slightly from the first quarter.

“In the second quarter our steel operations achieved an operating income of $134 million, which was slightly lower than the first quarter’s $138 million,” said Keith Busse, Chairman and CEO. “However, OmniSource’s operating income declined $18 million to $25 million for the second quarter, despite an increase in the volume of ferrous scrap tonnage sold. OmniSource’s gross margin decreased by 3 percentage points as scrap selling prices declined during the quarter. Our steel fabrication losses narrowed from $7 million in the first quarter to $5 million in the second quarter as shipping volume increased 63 percent.

“Reduced volume was the main catalyst for the decline in operating income for the steel segment, as operating income per ton shipped increased to $108 versus $99 in the first quarter. Average steel selling prices increased $93 per ton to $829, compared to $736 in the first quarter, while the average scrap cost per ton charged increased $49.

“Flat-rolled steel shipments in the second quarter were down 15 percent from the first quarter, while shipments of long products were somewhat stronger. Weakness in flat-roll demand beginning late in the quarter, coupled with a malfunctioning melt-shop transformer, took its toll on shipments. In addition as previously reported, the Roanoke Bar Division experienced a transformer failure in June, reducing production and shipping volumes for the quarter and increasing costs for the quarter related to the repair.

“In our Ferrous Resources platform,” Busse continued, “we continue to make progress at our Mesabi Nugget plant in Minnesota. During the quarter we corrected materials handling and mechanical issues at the plant by replacing or upgrading equipment. Downtime for the upgrades reduced second-quarter nugget production, which reached 19,200 metric tons. We are pleased by the results of our continued ramp-up efforts, as the process is performing well in terms of metallization during periods of production.

“The impact of Mesabi Nugget start-up costs for Steel Dynamics increased $700,000 from the first quarter to a $12-million loss before taxes for the second quarter. We continue to expect to reach production rates of approximately two-thirds of the facility’s estimated annual capacity of 500,000 metric tons by the end of this year, forecasting a significant increase in production in the second half,” Busse said.

“Currently, we see the markets for our steel products remaining relatively steady, with some short-term uncertainty surrounding demand for flat-rolled steels.” Busse said.  “Except for the continued weakness in demand for structural steel, our long-products mills remain in good shape, with an especially strong backlog for engineered bars. Structural steel volumes have seen some improvement, but our structural mill is still running at a relatively low capacity-utilization rate of less than 40 percent. Although the economy has slowly improved over the past few quarters, at this point we are cautious about the outlook for the second half.  We expect to provide specific third-quarter guidance in September.”

Second Quarter 2010 Operating Segment Information

The following highlights second quarter 2010 results for each of SDI’s three primary operating segments. These operating results exclude profit-sharing costs and amortization related to each of the respective segment’s intangible assets.

Steel Operations. Net sales for Steel Operations for the second quarter (including intra-segment and intra-company sales) were $1 billion. The segment represented 60 percent of the company’s external sales. This segment includes five steel mills and related steel processing facilities, including The Techs. SDI’s five steel mills produce a wide variety of flat-rolled and long steel products. The Techs produce galvanized steel sheet using steel that is sourced primarily from third parties.

Second quarter 2010 Steel Operations shipments were 1.3 million tons (including intra-segment and intra-company shipments), of which 815,000 tons were flat-rolled steel shipments. Based on tons shipped, including the steel shipments made by The Techs, flat-rolled products accounted for 64 percent of second quarter steel operations shipments, 13 percent were structural steel and rail shipments, 10 percent was engineered bars, 9 percent was merchant bars, and 4 percent related to Steel of West Virginia. Second quarter operating income for the steel segment was $134 million, or $108 per ton shipped, compared to an operating income of $99 per ton in the first quarter of 2010.

The second quarter’s average external selling price per ton for Steel Operations was $829, an increase of $93 per ton from $736 in the first quarter of 2010 and an increase of $224 per ton from the year-ago quarter. The average cost of ferrous scrap per net ton charged increased $49 compared to the first quarter.

Metals Recycling and Ferrous Resources. This segment includes OmniSource Corporation (collecting, processing, and trading of ferrous and non-ferrous metals), Iron Dynamics (a scrap-substitute operation that produces pig iron for use by the Flat Roll Division), Mesabi Nugget (which produces iron nuggets for mini-mill steelmaking and is co-owned by Kobe Steel, Ltd. and SDI, with SDI owning 81 percent), and expenses related to Mesabi Mining (a wholly owned iron mining unit that is awaiting approval of mining permits before it can begin operation).

The segment’s net sales for the second quarter of 2010 were $848 million (including intra-company sales). The segment represented 36 percent of SDI’s second quarter external sales. Operating income for this segment was $15 million, down from $32 million in the first quarter. OmniSource’s stand-alone second quarter operating income on the same basis was $25 million compared to $43 million in the first quarter.

OmniSource’s total ferrous scrap shipments for the second quarter, including shipments to SDI’s Steel Operations, were 1.4 million gross tons, 10 percent higher than the first quarter of 2010 and 80 percent higher than the year-ago quarter. Non-ferrous scrap shipments for the second quarter of 2010 were 237 million pounds (including intra-company shipments), about the same as the first quarter of 2010 and 39 percent higher than the year-ago quarter.

During the second quarter, the company’s scrap operations supplied 563,000 gross tons of ferrous scrap to SDI’s Steel Operations, which was 42 percent of the total tonnage of ferrous scrap OmniSource shipped and was 48 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations. Steel Fabrication Operations consist of the New Millennium Building Systems fabricating plants that produce joists, trusses, and steel decking that is used in the construction of non-residential buildings. Second quarter net sales were $42 million (including intra-company sales). The segment represented 3 percent of SDI’s second quarter external sales. New Millennium reported an operating loss of $5 million for the quarter, a $2-million improvement over first quarter’s loss. Second quarter shipments totaled 42,000 tons (including intra-company shipments), 63 percent higher than the first quarter of 2010 and 18 percent higher than the year-ago quarter.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, July 20, 2010, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss second quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:   www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2010	2009	2010	2009	2010

Net sales	$1,632,799	$792,158	$3,188,589	$1,606,808	$1,555,790
Costs of goods sold	1,440,815	723,321	2,786,123	1,578,598	1,345,308
Gross profit	191,984	68,837	402,466	28,210	210,482

Selling, general, and administrative expenses	55,957	48,559	113,117	105,879	57,160
Profit sharing	7,827	—	17,271	(42)	9,444
Amortization of intangibles	11,565	13,994	23,146	29,692	11,581
Operating income (loss)	116,635	6,284	248,932	(107,319)	132,297

Interest expense, net of capitalized interest	43,448	37,043	80,963	73,294	37,515
Other (income) expense, net	(3,521)	786	(6,602)	38	(3,081)
Income (loss) before income taxes	76,708	(31,545)	174,571	(180,651)	97,863

Income taxes (benefit)	29,911	(15,024)	64,385	(74,356)	34,474
Net income (loss)	46,797	(16,521)	110,186	(106,295)	63,389
Net loss attributable to non-controlling interests	2,410	530	3,990	2,442	1,580

Net income (loss) attributable to Steel Dynamics, Inc.	$49,207	$(15,991)	$114,176	$(103,853)	$64,969

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$.23	$(.08)	$.53	$(.56)	$.30

Weighted average common shares outstanding	216,635	189,848	216,459	185,924	216,284

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.22	$(.08)	$.51	$(.56)	$.29

Weighted average common shares and equivalents outstanding	234,600	189,848	234,630	185,924	234,659

Dividends declared per share	$.075	$.075	$.150	$.175	$.075

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2010	2009	2010	2009	2010
Steel Operations*

Shipments (net tons)
Flat Roll Division	622,861	454,745	1,372,119	758,683	749,258
Structural and Rail Division	159,252	96,476	314,601	226,031	155,349
Engineered Bar Products Division	128,802	63,124	253,861	134,664	125,059
Roanoke Bar Division	109,393	89,112	218,579	165,722	109,186
Steel of West Virginia	52,720	54,959	106,125	98,083	53,405
The Techs	191,960	127,290	402,505	245,649	210,545
Combined	1,264,988	885,706	2,667,790	1,628,832	1,402,802
Intra-segment	(21,259)	(8,998)	(32,346)	(23,359)	(11,087)
	1,243,729	876,708	2,635,444	1,605,473	1,391,715
Intra-company	(65,607)	(38,592)	(136,473)	(76,243)	(70,866)
External	1,178,122	838,116	2,498,971	1,529,230	1,320,849

Production, excluding The Techs (net tons)	1,147,403	757,568	2,338,541	1,459,885	1,191,138

Net sales
Combined	$1,032,478	$526,465	$2,051,026	$1,061,649	$1,018,548
Intra-segment	(12,549)	(3,761)	(18,601)	(11,831)	(6,052)
	1,019,929	522,704	2,032,425	1,049,818	1,012,496
Intra-company	(43,292)	(15,811)	(83,221)	(37,883)	(39,929)
External	$976,637	$506,893	$1,949,204	$1,011,935	$972,567

Operating income (loss) before amortization of intangibles	$134,077	$36,660	$271,746	$(28,362)	$137,669
Amortization of intangibles	(2,931)	(3,190)	(5,862)	(6,379)	(2,931)
Operating income (loss)	$131,146	$33,470	$265,884	$(34,741)	$134,738

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Combined	1,350,364	750,178	2,580,439	1,401,847	1,230,075
Intra-company	(563,350)	(279,485)	(1,082,656)	(471,229)	(519,306)
External	787,014	470,693	1,497,783	930,618	710,769

Non-ferrous metals shipments (thousands of pounds)
Combined	236,648	169,784	474,893	360,178	238,245
Intra-company	(1,946)	—	(4,140)	—	(2,194)
External	234,702	169,784	470,753	360,178	236,051

Mesabi Nugget shipments (metric tons)	17,478	—	24,657	—	7,179

Iron Dynamics shipments (metric tons)
Liquid pig iron	39,193	40,272	85,621	77,672	46,428
Hot briquetted iron	15,357	1,345	26,729	19,785	11,372
Other	568	26	1,266	637	698
Intra-company	55,118	41,643	113,616	98,094	58,498

Net sales
Combined	$848,367	$308,938	$1,604,670	$605,346	$756,303
Intra-company	(258,442)	(68,540)	(482,682)	(127,242)	(224,240)
External	$589,925	$240,398	$1,121,988	$478,104	$532,063

Operating income (loss) before amortization of intangibles	$15,241	$3,810	$47,677	$(8,394)	$32,436
Amortization of intangibles	(8,302)	(10,367)	(16,604)	(22,311)	(8,302)
Operating income (loss)	$6,939	$(6,557)	$31,073	$(30,705)	$24,134

Steel Fabrication***

Shipments (net tons)
Combined	41,894	35,369	67,572	80,647	25,678
Intra-company	(3)	(210)	(22)	(225)	(19)
External	41,891	35,159	67,550	80,422	25,659

Net sales
Combined	$42,267	$37,026	$66,265	$97,833	$23,998
Intra-company	(1)	(556)	(38)	(578)	(37)
External	$42,266	$36,470	$66,227	$97,255	$23,961

Operating income (loss) before amortization of intangibles	$(4,702)	$47	$(11,251)	$3,273	$(6,549)
Amortization of intangibles	(11)	(31)	(42)	(196)	(31)
Operating income (loss)	$(4,713)	$16	$(11,293)	$3,077	$(6,580)

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments, which began in 2010, have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and equivalents	$191,593	$9,008
Accounts receivable, net	628,308	426,592
Inventories	1,017,874	852,831
Deferred income taxes	21,678	21,492
Income taxes receivable	35,819	137,024
Other current assets	14,844	9,856
Total current assets	1,910,116	1,456,803

Property, plant and equipment, net	2,237,927	2,254,050

Restricted cash	20,592	12,595

Intangible assets, net	511,002	533,510

Goodwill	753,355	758,259

Other assets	112,813	114,655
Total assets	$5,545,805	$5,129,872

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$363,336	$262,285
Income taxes payable	2,008	5,664
Accrued expenses	165,842	156,570
Accrued profit sharing	16,771	2,860
Senior secured revolving credit facility, matures 2012	—	167,000
Other current maturities of long-term debt	6,341	1,182
Total current liabilities	554,298	595,561

Long-term debt
7 3/8% senior notes, due 2012	700,000	700,000
5.125% convertible senior notes, due 2014	287,500	287,500
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	500,000	500,000
7 5/8% senior notes, due 2020	350,000	—
Other long-term debt	64,179	67,072
Total long-term debt	2,401,679	2,054,572

Deferred income taxes	430,635	416,468

Other liabilities	61,594	60,006

Commitments and contingencies

Stockholders’ equity
Common stock	631	629
Treasury stock, at cost	(727,624)	(730,857)
Additional paid-in capital	983,780	972,985
Retained earnings	1,827,194	1,745,511
Total Steel Dynamics, Inc. stockholders’ equity	2,083,981	1,988,268
Non-controlling interests	13,618	14,997
Total stockholders’ equity	2,097,599	2,003,265
Total liabilities and stockholders’ equity	$5,545,805	$5,129,872

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating activities:
Net income (loss)	$46,797	$(16,521)	$110,186	$(106,295)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	55,398	57,765	111,670	114,728
Equity-based compensation	3,329	3,313	6,098	11,892
Deferred income taxes	10,417	5,797	18,885	13,492
Changes in certain assets and liabilities:
Accounts receivable	21,423	(5,297)	(201,717)	135,796
Inventories	(117,013)	95,296	(165,071)	288,393
Accounts payable	(22,707)	(13,793)	95,510	(47,847)
Income taxes receivable/payable	60,416	(29,735)	97,549	(40,996)
Other working capital	(38,709)	(25,159)	18,983	(82,802)
Net cash provided by operating activities	19,351	71,666	92,093	286,361

Investing activities:
Purchase of property, plant and equipment	(40,960)	(73,166)	(71,644)	(147,504)
Other investing activities	977	(7,290)	1,481	(10,513)
Net cash used in investing activities	(39,983)	(80,456)	(70,163)	(158,017)

Financing activities:
Issuance of current and long-term debt	2,002	471,685	546,552	708,744
Repayment of current and long-term debt	(4,476)	(841,781)	(355,806)	(1,200,447)
Debt issuance costs	(169)	(13,298)	(6,707)	(13,751)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	2,984	412,547	6,438	410,489
Contribution from non-controlling investors	2,611	—	2,611	5,000
Dividends paid	(16,233)	(18,213)	(32,433)	(36,395)
Net cash provided by (used in) financing activities	(13,281)	10,940	160,655	(126,360)

Increase (decrease) in cash and equivalents	(33,913)	2,150	182,585	1,984
Cash and equivalents at beginning of period	225,506	16,067	9,008	16,233

Cash and equivalents at end of period	$191,593	$18,217	$191,593	$18,217

Supplemental disclosure of cash flow information:
Cash paid for interest	$71,993	$67,450	$75,762	$79,433
Cash paid (received) for federal and state income taxes	$(41,997)	$1,656	$(55,007)	$(53,774)